EXHIBIT 99.1

12333 West Olympic Blvd.
Los Angeles, CA 90064
NewsRelease

Teledyne Completes Acquisition of
Rockwell Scientific Company LLC
LOS ANGELES, California — September 18, 2006 — Teledyne Technologies Incorporated (NYSE: TDY) announced today that it has completed its acquisition of Rockwell Scientific Company LLC for $167.5 million in cash, with the sellers retaining certain liabilities. Rockwell Scientific, headquartered in Thousand Oaks, Calif., is a leading provider of research and development services, as well as a leader in developing and manufacturing infrared and visible light imaging sensors for surveillance applications.
Rockwell Scientific, which was 50 percent owned by each of Rockwell Automation, Inc. (NYSE: ROK) and Rockwell Collins, Inc. (NYSE: COL), will operate under the names Teledyne Scientific Company and Teledyne Imaging Sensors. Teledyne funded the acquisition primarily from borrowings under its $400 million credit facility. For its fiscal year ended September 30, 2005, Rockwell Scientific had revenue of $114 million.
Teledyne Technologies is a leading provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Mexico and Canada. For more information, visit Teledyne Technologies’ website at www.teledyne.com.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to acquisitions. Actual results could differ materially from these forward-looking statements. Many factors, including the company’s ability to integrate the acquisition and achieve potential synergies, could change anticipated results.

Investor	Jason VanWees
Contact:	(310) 893-1642

Press	Robyn McGowan
Contact:	(310) 893-1640